Exhibit 4.3

DESCRIPTION OF SECURITIES
REGISTERED UNDER SECTION 12 OF THE SECURITIES EXCHANGE ACT OF 1934

The following is a summary of Abraxas Petroleum Company’s (the “Company”) classes of securities registered under Section 12 of the Securities Exchange Act of 1934 and outstanding as of the end of the period covered by this report.1

Common Stock

As of March 9, 2020, we had 400,000,000 shares of common stock, par value $0.01 per share, authorized of which 168,371,367 were outstanding with approximately 900 stockholders of record.

Holders of our common stock are entitled to cast one vote for each share held of record on all matters submitted to a vote of stockholders and are not entitled to cumulate votes for the election of directors. Holders of our common stock do not have preemptive rights to subscribe for additional shares of common stock issued by us.’

Holders of our common stock are entitled to receive dividends as may be declared by the board of directors out of funds legally available for that purpose. Under the terms of our credit facility, we are prohibited from paying dividends on shares of our common stock.

In the event of liquidation, holders of our common stock are entitled to share pro rata in any distribution of our assets remaining after payment of liabilities, subject to the preferences and rights of the holders of any outstanding shares of preferred stock. All of the outstanding shares of our common stock are fully paid and non-assessable.

Preferred Stock

Our articles of incorporation authorize the issuance of up to 1,000,000 shares of preferred stock, par value $0.01 per share, in one or more series. The description of preferred stock set forth below and the description of the terms of a particular series of preferred stock set forth in the applicable prospectus supplement are not complete and are qualified in their entirety by reference to our articles of incorporation and to the certificate of designation relating to that series of preferred stock. The certificate of designation for any series of preferred stock will be filed with the Securities and Exchange Commission promptly after any offering of that series of preferred stock.

The particular terms of any series of preferred stock being offered by us under this shelf registration will be described in the prospectus supplement relating to that series of preferred stock. If so indicated in the prospectus supplement relating to a particular series of preferred stock, the terms of any such series of preferred stock may differ from the terms set forth below. The terms of the preferred stock may include:

•     the title of the series and the number of shares in the series;

•     the price at which the preferred stock will be offered;

•     the dividend rate or rates or method of calculating the rates, the dates on which the dividends will be payable, whether or not dividends will be cumulative or noncumulative and, if cumulative, the dates from which dividends on the preferred stock being offered will cumulate;

Exhibit 4.3 - 1

Table of Contents

•     the voting rights, if any, of the holders of shares of the preferred stock being offered;

•     the provisions for a sinking fund, if any, and the provisions for redemption, if applicable, of the preferred stock being offered;

•     the liquidation preference per share;

•     the terms and conditions, if applicable, upon which the preferred stock being offered will be convertible into our common stock, including the conversion price, or the manner of calculating the conversion price, and the conversion period;

•     the terms and conditions, if applicable, upon which the preferred stock will be exchangeable for debt securities, including the exchange price, or the manner of calculating the exchange price, and the exchange period;

•     any listing of the preferred stock being offered on any securities exchange;

•     whether interests in the share of the series will be represented by depositary shares;

•     the relative ranking and preferences of the preferred stock being offered as to dividend rights and rights upon liquidation, dissolution or the winding up of our affairs;

•     any limitation on the issuance of any class or series of preferred stock ranking senior or equal to the series of preferred stock being offered as to dividend rights and rights upon liquidation, dissolution or the winding up of our affairs; and

•     any additional rights, preferences, qualifications, limitations and restrictions of the series.

Exhibit 4.3 - 2